Exhibit A

CATALYST FUNDS

CLASS C MASTER DISTRIBUTION PLAN

AMENDEMENT 3

The Class C Master Distribution Plan has been adopted with respect to the following Funds:

Catalyst Value Fund

Listed Private Equity Plus Fund

Catalyst OPTI-flex Fund

America First Income Strategies Fund

America First Prestige Fund

Catalyst Funds

Dated as of September 28, 2007

By: _/s/______________________________________

      Jerry Szilagyi, Trustee